                                                                   EXHIBIT 10.02



===============================================================================




                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                    between

                        MARTIN MARIETTA MATERIALS, INC.
                                  as Borrower

                                      and

                       MARTIN MARIETTA TECHNOLOGIES, INC.
                                   as Lender





                           _________________________


                          Dated as of January 2, 1995

                           _________________________




===============================================================================

                               TABLE OF CONTENTS


SECTION 1.       INTERPRETATIONS AND DEFINITIONS.
                 -------------------------------

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1


SECTION 2.       THE LOANS.
                 ---------

         2.1     Commitment to Lend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.2     Method of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3     Repayment and Prepayment of the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.4     Evidence of the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.5     Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.6     Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.7     Reduction and Cancellation of the Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.8     General Provisions as to Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.9     Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.10    No Deduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.11    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


SECTION 3.       CONDITIONS OF LENDING.
                 ---------------------

         3.1     All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.2     Initial Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


SECTION 4.       REPRESENTATIONS AND WARRANTIES.
                 ------------------------------

         4.1     Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2     Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.4     No Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.7     Licenses and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.8     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.9     No Event of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.10    Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.11    Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.12    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.14    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.15    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.16    Completeness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


SECTION 5.  AFFIRMATIVE COVENANTS.
            ---------------------

         5.1     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2     Notices, Litigation, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3     Maintenance of Existence, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22





                                      (i)

         5.4     Obligations and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.5     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.6     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.7     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.8     Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


    SECTION 6.       NEGATIVE COVENANTS.
                     ------------------

         6.1     Maximum Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.2     Minimum Fixed Charge Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.3     Prohibition of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.4     Prohibition of Sale-Leaseback Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.5     Mergers, Consolidations, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.6     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


    SECTION 7.       EVENTS OF DEFAULT.
                     -----------------


    SECTION 8.       MISCELLANEOUS.
                     -------------

         8.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.2     Amendments and Waivers; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.3     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.4     Expenses and Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.5     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.6     Headings; Table of Contents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.7     Governing Law; Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


    SCHEDULES

         Schedule 4.12  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-1




                                      (ii)

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


         AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 2, 1995, between MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation (the "Borrower"), and MARTIN MARIETTA TECHNOLOGIES, INC., a Maryland corporation (the "Lender"), which amends and restates that certain Revolving Credit Agreement, dated as of February 17, 1994 (the "Original Credit Agreement"), between the Borrower and the Lender.

         WHEREAS, the Borrower has requested that certain amendments be made to the Original Credit Agreement and the Lender has agreed, in accordance with that request, to make certain revisions and to provide a term loan facility to the Borrower;

         NOW, THEREFORE, the parties do hereby amend and restate the Original Credit Agreement, the Original Credit Agreement is superseded hereby and, in consideration of the mutual agreements herein contained, the parties agree as follows:


                 SECTION 1.       INTERPRETATIONS AND DEFINITIONS.

                 1.1 Definitions. The following terms, as used herein, shall have the following respective meanings:

                          "Agreement" means this Amended and Restated Credit
Agreement, as amended, restated, extended or otherwise modified from time to time in accordance with the terms hereof.

                          "Attributable Debt" means, for a lease, the carrying
value of the capitalized rental obligation determined under Generally Accepted Accounting Principles, whether or not such obligation is required to be shown on the balance sheet as a liability. In the case of any lease which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, the amount of Attributable Debt created through such capital lease shall equal the amount required to be shown under Generally Accepted Accounting Principles as a liability of such lessee for such capital lease. In the case of any other lease, the amount of Attributable Debt created through such lease shall be calculated in a manner consistent with the determination of the net present value of the Operating Lease Rental Obligations made as part of the determination of the Interest Portion of Operating Lease Rental Expense.

                          "Base Rate" means a fluctuating per annum rate of
interest as shall be in effect from time to time, which rate shall at all times be equal to the higher of:

                          (a) the per annum rate of interest publicly announced from time to time by Morgan Guaranty





                                     - 1 -

                                  Trust Company of New York in New York as its
                                  "prime" rate. Any change in the Base Rate due to a corresponding change in Morgan Guaranty Trust Company of New York's "prime" rate shall take effect on the day specified in the public announcement of such change; or

                          (b) .5 of 1% per annum above the Federal Funds Rate. Any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the effective date of such change in the Federal Funds Rate.

                          "Base Rate Loan" means a Loan as to which the
Borrower, in the applicable notice of borrowing given pursuant to Section 2.2(a) or notice of conversion or continuation given pursuant to Section 2.3(f), shall have requested the Base Rate as the applicable rate of interest.

                          "Business Day" means any day except a Saturday,
Sunday or other day on which commercial banks in New York, New York are authorized or directed to close.

                          "CERCLA" means the Comprehensive Environmental
Response Compensation and Liability Act of 1980, as amended.

                          "Capital Lease Obligations" means, as applied to any
Person, all monetary obligations of such Person, under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, as all such obligations are reported by such Person in its financial statements prepared in accordance with Generally Accepted Accounting Principles.

                          "Cash Management Agreement" means the Cash Management
Agreement among Martin Marietta Technologies, Inc. and Martin Marietta Materials, Inc. dated as of February 17, 1994.

                          "Code" means the Internal Revenue Code of 1986, as
amended, and the regulations promulgated thereunder.

                          "Consolidated" refers to the results obtained by the
consolidation of the accounts of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

                          "Consolidated Subsidiaries" means the Subsidiaries of
Borrower which are consolidated with Borrower for financial reporting purposes.

                          "Debt" of any Person means at any date, without
duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others Guaranteed by such Person.

                          "Default" means any event or condition which
constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

                          "Depreciation  and Amortization Expense" means all
amounts reported by the Borrower in its Consolidated financial statements as expense for depreciation, depletion and amortization, plus amortization of goodwill and intangibles, during the relevant period.

                          "Dollars" and the sign "$" mean lawful money of
United States.

                          "Earnings from Continuing Operations" means earnings
from continuing operations of the Borrower and its Consolidated Subsidiaries before adjustments for extraordinary items, the cumulative effect of accounting changes and all taxes on or measured by income, all as reported by the Borrower in its Consolidated financial statements in accordance with Generally Accepted Accounting Principles.

                          "Environmental Laws" means federal, state or local
statutes, laws, ordinances, codes, rules, regulations, consents, decrees and administrative orders relating to protection of the environment, such as CERCLA, the Resource Conservation and Recovery Act and analogous state laws and regulations.

                          "ERISA" means the Employee Retirement Income Security
Act of 1974, as in effect from time to time, and the regulations and rules promulgated and issued thereunder.

                          "ERISA Affiliate" means any Person which would be a
member of a "controlled group," within the meanings of Sections 414(b), (c),
(m) and (o) of the Code, of which the Borrower would also be a member; provided, however, that "ERISA Affiliate" will not include any Person of which the Borrower does not have any direct or indirect ownership.

                          "ERISA Event" means: (a) the occurrence of any
reportable event described in Section 4043(b) of ERISA or the regulations thereunder (other than any such event as to which the PBGC has waived the thirty-day notice requirements), (b) a withdrawal from a Plan described in Sections 4063, 4203 or 4205 of ERISA by the Borrower or any ERISA Affiliate,
(c) a cessation of operations described in Section 4062(e) of ERISA by the Borrower or any ERISA Affiliate, (d) the termination of a Plan or the filing of a notice of intent to terminate such Plan, in either case, under Section 4041 of ERISA, or the receipt of notice by the Borrower of the occurrence of an event described in Section 4041A of ERISA which constitutes a termination of a Plan, unless such termination occurs in connection with an acquisition of a Person other than an ERISA Affiliate or the Borrower, and the Borrower is taking reasonable steps to eliminate any material adverse effect arising therefrom within a reasonable period of time, (e) proceedings under Section 515 of ERISA to collect delinquent contributions to a Plan result in a judgment against the Borrower or any ERISA Affiliate, (f) the institution of proceedings by the PBGC to terminate a Plan or to appoint a trustee to administer a Plan or the receipt of notice by the Borrower that such action has been taken with respect to a Plan or that such Plan is in reorganization or insolvent under Sections 4241 or 4245 of ERISA, (g) any substantial accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA is incurred by the Borrower or any ERISA Affiliate, and for which no waiver of that deficiency has been obtained from the Internal Revenue Service, (h) the Internal Revenue Service determines that a Plan that is intended to be qualified under Section 401 of the Code fails to meet the applicable requirements of the Code and disqualifies the Plan, (i) any Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) fails to be maintained in substantial compliance with its documents or with the requirements of any applicable statutes, regulations, rules, and orders, including, without limitation, ERISA and the Code, (j) a failure by the Borrower or any ERISA Affiliate to pay contributions or premiums required with respect to a Plan within the time permitted by law, including extensions, unless such payment is waived by an appropriate regulatory authority or is being contested in good faith by appropriate proceedings, or (k) an amendment to a Plan resulting in a significant underfunding as described in Code Section 401(a)(29) or ERISA Section 307.

                          "Events of Default" shall have the meaning given to
that term in Section 7 hereof.

                          "Federal Funds Rate" means, for any day, the interest
rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published in the Federal Reserve System statistical release H-15.

                          "Fixed Charge Coverage Ratio" will have the meaning
given that term in Section 6.2.

                          "Fixed Charges" means, for any period, the sum of

                          (a)     Interest Expense during such period, plus

                          (b)     Preferred Dividends during such period, plus

                          (c) Interest Portion of Operating Lease Rental Expense for such period.

                          "Funded Debt" means, without duplication, the sum of
(i) all debt for borrowed money which would be reported on the Consolidated balance sheet of the Borrower as a liability (expressly including, without limitation, all purchase money obligations and Consolidated Capital Lease Obligations of the Borrower and its Subsidiaries), (ii) all debt for borrowed money created, incurred, assumed or guaranteed by, or otherwise existing as a liability of, any association, partnership, joint venture or other business entity not in corporate form (expressly including, without limitation, all purchase money obligations and Capital Lease Obligations of such association, partnership, joint venture or such other entity) with respect to which the Borrower or any of its Subsidiaries is liable as a primary obligor, and (iii) all guaranties by the Borrower or its Subsidiaries of, and all reimbursement obligations of the Borrower or its Subsidiaries (whether or not matured) with respect to surety bonds, letters of credit, bankers' acceptances or other similar instruments but only to the extent such instruments are in support of, debt of any Person for borrowed money (expressly including, without limitation, all purchase money obligations and Capital Lease Obligations of such person).

                          "Generally Accepted Accounting Principles" means
generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and promulgations of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

                          "Governmental Authority" means any nation or
government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or entity whose stock or capital ownership is owned or controlled by any of the foregoing.

                          "Guarantee" by any Person means any obligation,
contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.





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                                 Page 40 of 76

                          "Hazardous Materials" means:

                          (a) any "hazardous substance," as defined by CERCLA;

                          (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended;

                          (c)     any waste oil or petroleum product; or

                          (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, waste, substance or material within the meaning of the Environmental Laws.

                          "Interest Expense" means the amount reported by the
Borrower in its Consolidated financial statements as interest expense during the relevant period, increased (to the extent not duplicative) by the amount of any amortization of discount and of capitalized financing costs on indebtedness of the Borrower and its Subsidiaries, and reduced (to the extent not duplicative) by the amount of any amortization of premium and of capitalized interest on indebtedness of the Borrower and its Subsidiaries.

                          "Interest Portion of Operating Lease Rental Expense"
means, for any period, the portion of rents representative of an interest factor during such period calculated in a manner consistent with the portion of rents representative of an interest factor as reported by the Borrower in its Annual Report on Form 10-K (including attachments thereto) (the "Form 10-K Report") or Quarterly Report on Form 10-Q (including attachments thereto) (the "Form 10-Q Report") filed with the Securities and Exchange Commission for such period; provided, however, that if at any time the Borrower is no longer required to report, and does not in fact report, the portion of rents representative of an interest factor in such Form 10-K Report and Form 10-Q Report, "Interest Portion of Operating Lease Rental Expense" shall mean the portion of rents representative of an interest factor of the Borrower and its subsidiaries calculated in a manner consistent with the portion of rents representative of an interest factor as reported in the most recent Form 10-K Report or Form 10-Q Report where the portion of rents representative of an interest factor was reported.

                          "Leverage Ratio" will have the meaning given that
term in Section 6.1.

                          "LIBOR" means, with respect to any applicable period
of duration for a LIBOR Loan, the London inter-bank offered rate for deposits in United States dollars for an approximately equivalent period, determined as of approximately 11:00 a.m. (London time) as set forth on the display designated as the "LIBO" page on the Reuter Monitor Money Rates Service, or such other well recognized source or service as the parties hereto may agree in writing, on the Business Day immediately preceding the day on which such period commences. If such rate is not so quoted and the parties do not agree in writing to an alternative source or service, "LIBOR" shall be reasonably determined by the Lender on such day by reference to the rate quoted for the offering by leading banks (reasonably selected by the Lender) in the London inter-bank market of dollars for deposit.

                          "LIBOR Loan" means a Loan as to which the Borrower,
in the applicable notice of borrowing given pursuant to Section 2.2(a) or notice of conversion or continuation given pursuant to Section 2.3(f), shall have requested a rate based on LIBOR for the applicable period as the applicable rate of interest.

                          "Lien" means with respect to any property or asset
(or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof, but not including the interest of a third party in receivables sold by such Person to such third party on a non-recourse basis or (b) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured liabilities of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                          "Loan" means a loan, whether a Revolving Credit Loan
or Term Loan and whether a Base Rate Loan or a LIBOR Loan, made by the Lender to Borrower pursuant to Section 2, or all such Loans, as the context may require.

                          "Material Adverse Effect" shall mean a material
adverse effect on (a) the ability of the Borrower to perform its obligations under this Agreement, (b) the validity or enforceability of this Agreement, (c) the rights and remedies of the Lender under this Agreement, or (d) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

                          "Net Worth" means, at any date, the excess of

                          (a) the Consolidated total assets of the Borrower over

                          (b) the Consolidated total liabilities of the Borrower,





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                                 Page 42 of 76
as each would be reported on a Consolidated balance sheet of the Borrower as of such date and calculated in accordance with Generally Accepted Accounting Principles, consistently applied.

                          "Obligation" means as applied to any Person, any law,
decree, regulation or similar enactment, any instrument, agreement or other obligation or any judgment, injunction or other order or award of any judicial, administrative or governmental authority or arbitrator by which such Person or any of its Properties is bound.

                          "Operating Lease Rental Obligations" means all
monetary obligations of the Borrower and its Subsidiaries for scheduled rental payments under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is not classified as a capital lease.

                          "Person" means an individual, a corporation, a
partnership, a limited liability company, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                          "Plan" means any employee benefit plan (as defined in
Section 3(3) of ERISA) and any multiemployer plan (as defined in Section 3(37) of ERISA) (i) which is contributed to, participated in or sponsored or maintained by the Borrower, or any ERISA Affiliate or (ii) to which the Borrower or any ERISA Affiliate is obligated to make, or at any time during the five calendar years preceding the date of this Agreement has made, or was obligated to make, contributions; provided, however, that "Plan" shall not include any such plan sponsored by Martin Marietta Corporation or any Subsidiary thereof unless it is sponsored by the Borrower or an ERISA Affiliate.

                          "Preferred Dividends" means, with respect to any
period, the aggregate amount of all dividends accrued by the Borrower on its preferred shares during such period.

                          "Principal Payment Date" means December 31, in each
year beginning December 31, 1995 and ending December 31, 1999, provided that if any Principal Payment Date would otherwise fall on a day that is not a Business Day, that Principal Payment Date will be the immediately preceding Business Day.

                          "Property" means any estate or interest in any kind
of property or asset, whether real, personal or mixed, and whether tangible or intangible.

                          "Real Properties" means collectively, any and all
parcels of real property owned or operated by the Borrower or any Subsidiary of the Borrower.

                          "Registration Statement" means the Borrower's
Registration Statement on Form S-1 (Reg. No. 33- 72648), as declared effective by the Securities and Exchange Commission on February 16, 1994.

                          "Release" means a "release" as such term is defined
in CERCLA.

                          "Revolving Credit Commitment" means $25 million as
such amount may be reduced from time to time pursuant to Section 2.7 hereof.

                          "Revolving Credit Loan" has the meaning given that
term in Section 2.1(b).

                          "Revolving Credit Period" means the period commencing
on the date of the Original Credit Agreement and ending on December 31, 1997 or such later date as may be agreed to by the Lender in accordance with Section 2.1(d).

                          "Sale-Leaseback Transaction" means an arrangement
whereby the Borrower or any Subsidiary of the Borrower now owns or hereafter acquires Property, transfers it to a Person and leases it back from that Person.

                          "Subsidiary" means, as to any Person, any
corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof, and, as to the Borrower, "Subsidiary" shall also mean American Stone Company.

                          "Tax" means all taxes, levies, imposts, stamp taxes,
sales tax, goods and services tax, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax, in each case imposed by or payable to a government or governmental agency, and all penalty, interest and other payments on or in respect thereof.

                          "Term Loan" has the meaning given that term in
Section 2.1(a).

                          "Term Loan Commitment Termination Date" means January
31, 1995.

                          "Term of this Agreement" means the period from the
date hereof to and including the Termination Date.

                          "Termination Date" means December 31, 1999.

                 SECTION 2.       THE LOANS.

                 2.1      Commitment to Lend.

                          (a)     The Lender agrees, on the terms and
conditions contained in this Agreement, to make one or more Loans to the Borrower at any time prior to the Term Loan Commitment Termination Date in an aggregate principal amount not exceeding $75 million. Each Loan made pursuant to this Section 2.1(a) is herein called a "Term Loan."

                          (b)     During the Revolving Credit Period the Lender
agrees, on the terms and conditions contained in this Agreement, to make Loans to the Borrower at any time in an aggregate principal amount not exceeding at any one time outstanding the Revolving Credit Commitment in effect at the time the Loans are made. The Borrower shall repay Loans in accordance with Section
2.3 and may reborrow under this Section 2.1(b) at any time. Each Loan made pursuant to this Section 2.1(b) is herein called a "Revolving Credit Loan." Loans outstanding as of January 2, 1995 are deemed to be Revolving Credit Loans for purposes of this Agreement.

                          (c)     Any other provision of this Agreement to the
contrary notwithstanding, the Lender shall not be obligated to make a Loan to the Borrower at any time that the Borrower is, or after giving effect to the making of the Loan the Borrower would be, in violation of (i) any of the terms, conditions, covenants or provisions of this Agreement including, without limitation, the terms and conditions contained in Section 3 hereof or (ii) any of the terms, conditions, covenants or provisions of the Cash Management Agreement.

                          (d)       The Borrower may at any time in writing
request that the Lender extend the Revolving Credit Period. The Lender may, in its sole discretion, agree to any such request which agreement will be evidenced in writing. The Revolving Credit Period will not be extended beyond the Termination Date.

                 2.2      Method of Borrowing.

                          (a)     With respect to each Loan made pursuant to
Section 2.1 hereof, except as provided in paragraph (c) below, the Borrower shall give the Lender a notice of borrowing notifying the Lender of its request to borrow hereunder which notice will specify (i) the date of the Loan, which date shall be a Business Day, (ii) prior to the Term Loan Commitment Termination Date, whether the Loan will be a Term Loan or a Revolving Credit Loan, (iii) whether the Loan will be a Base Rate Loan or a LIBOR Loan, (iv) the principal amount of the Loan, which in the case of a Term Loan shall be $5 million or a greater multiple thereof and which in the case of a Revolving Credit Loan which is a LIBOR Loan shall be $500,000 or a greater multiple thereof, and (v) in the case of a LIBOR Loan, the duration thereof which shall be one, two, three or six months, subject to the provisions of paragraph (d) below and provided that a LIBOR Loan of six months duration will be available if and only if, on the Business Day preceding the day on which the six-month period commences, a six-month LIBOR rate is quoted on the Reuter Monitor Money Rates Service or such other source or service as the parties hereto have agreed in writing in accordance with the definition of "LIBOR." The notice of borrowing shall be written, provided that it may be given orally (to be confirmed in writing if the Lender so requests) if the principal amount of the Loan is less than $500,000.

                          (b)     If the Borrower gives the notice required by
Section 2.2(a) with respect to any Loan before 1:00 p.m. (Eastern Time), the Lender will disburse the proceeds of the Loan to the Borrower in immediately available funds on the Business Day following the date of such notice. Unless the parties have agreed otherwise in writing prior to the delivery of the applicable notice of borrowing, the Lender will disburse all Loans to the Borrower by deposit in the Concentration Account (as that term is defined in the Cash Management Agreement). If the Cash Management Agreement shall no longer be in effect, the Lender will disburse all Loans by deposit in such account as shall be designated by the Borrower in the applicable notice of borrowing.

                          (c)     On any Business Day that there would be
outstanding (if not for the limitation as to the principal amount of advances set forth in Section 5(c) of the Cash Management Agreement) advances from the Lender to the Borrower under the Cash Management Agreement in an aggregate amount (the "Covered Amount") that is greater than $2.0 million, the Borrower shall be deemed to have given the Lender a notice of borrowing requesting a Revolving Credit Loan hereunder. The principal amount of the Loan so requested shall be the amount by which the Covered Amount exceeds $2.0 million. The Lender will make the proceeds thereof available to the Borrower on the day the Borrower is deemed to give such notice. Each Loan made pursuant to this paragraph (c) shall be a Base Rate Loan.

                          (d)     If in any notice of borrowing given pursuant
to paragraph (a) above the Borrower designates a period of duration for a LIBOR Loan which would otherwise end on a day which is not a Business Day, that period shall end on the next preceding Business Day. With respect to a LIBOR Loan that is a Revolving Credit Loan, any such period of duration which begins during the Revolving Credit Period and would otherwise end after the last day of the Revolving Credit Period at the time in effect shall end on such last day of the Revolving Credit Period. With respect to a LIBOR Loan that is a Term Loan, any such period of duration which begins prior to the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

                 2.3      Repayment and Prepayment of the Loans.

                          (a)     The Borrower agrees that it shall repay each
Revolving Credit Loan that is a LIBOR Loan at the end of the period of duration applicable thereto and it shall repay all Revolving Credit Loans no later than the Termination Date.

                          (b)     The Borrower agrees that it shall repay the
principal amount of the Term Loans in five equal annual installments, one such installment to be payable on each Principal Payment Date.

                          (c)     The Lender may, in its sole discretion, set
off any amounts due and owing to it by the Borrower hereunder (and not otherwise paid by the Borrower) against amounts owed by the Lender to the Borrower.

                          (d)     The Borrower may repay or prepay the
outstanding principal amount of Loans in whole or in part on any Business Day upon irrevocable notice to the Lender given not later than 1:00 p.m. (Eastern
Time) on the Business Day prior to the proposed payment date, provided, however, that the Borrower may make repayments pursuant to Section 4(a) of the Cash Management Agreement, which repayments the Lender and the Borrower agree will be applied to Revolving Credit Loans that are Base Rate Loans, without giving such notice. Notice hereunder shall specify (i) the date of the repayment or prepayment, (ii)the principal amount to be repaid or prepaid (which amount, in the case of a LIBOR Loan, shall be a multiple of $500,000)
(iii) whether such payment relates to Revolving Credit Loans or Term Loans, and
(iv) whether such payment relates to Base Rate Loans or LIBOR Loans and, if the latter, identifying the LIBOR Loan or Loans to which such payment applies.
Each such repayment or prepayment shall be made on the dates specified and shall be accompanied by payment of all accrued interest thereon and, subject to compliance with the foregoing procedures, may be made at any time without cost or penalty of any kind; provided, however, that, if the Borrower prepays any LIBOR Loan in whole or in part, the accrued interest on the principal amount to be prepaid will be recalculated from the date the applicable LIBOR Loan was borrowed as if that amount had been borrowed as a Base Rate Loan. Each prepayment of Term Loans will be applied to installments of principal payable by the Borrower on Principal Payment Dates in inverse order of maturity; provided, however, that, if the Borrower makes a prepayment of Term Loans within one calendar month prior to a Principal Payment Date, the Borrower may elect by written notice to the Lender to apply the amount so prepaid (but not more than the amount of principal payable on the next following Principal Payment Date) to the principal payable on the next following Principal Payment Date.

                          (e)     Subject to the conditions of Section 2.2(a),
(b) and (d) and this Section 2.3(e), a Revolving Credit Loan that is a LIBOR Loan may, on the last day of the applicable period of duration thereof, be converted into a Base Rate Loan or a new LIBOR Loan and a Revolving Credit Loan that is a Base Rate Loan may, on any Business Day, be converted into a LIBOR Loan. The applicable notice of borrowing given pursuant to Section 2.2(a) shall designate any part of the Loan requested thereby that is to be made by conversion of an existing Loan rather than by advancing a new Loan. To the extent that a Loan is made by conversion of an existing Loan, the conditions of lending set forth in Section 3.1 hereof will not apply. Notwithstanding the provisions of this Section 2.3(e), during a Default the Lender may notify the Borrower that Base Rate Loans may not be converted into LIBOR Loans and that LIBOR Loans may not be converted into new LIBOR Loans.

                          (f)     Subject to the conditions of this Section
2.3(f), a Term Loan that is a LIBOR Loan may, on the last day of the applicable period of duration thereof, be converted into a Base Rate Loan or continued as a LIBOR Loan with a new period of duration and a Term Loan that is a Base Rate Loan may, on any Business Day, be converted into a LIBOR Loan. With respect to each conversion or continuation made pursuant to this Section 2.3(f), the Borrower shall give the Lender a notice of conversion or continuation notifying the Lender of its request to convert or continue a Term Loan hereunder which notice will specify (i) the date of the conversion or continuation, which date shall be a Business Day, (ii) whether the Loan will be converted into or continued as a LIBOR Loan or converted into a Base Rate Loan, (iii) the principal amount of the Loan to be converted or continued, which shall be $5 million or a greater multiple thereof, and (iv) in the case of a LIBOR Loan, the duration thereof which shall be one, two, three or six months, subject to the provisions of paragraph (g) below and provided that a LIBOR Loan of six months duration will be available if and only if, on the Business Day preceding the day on which the six-month period commences, a six-month LIBOR rate is quoted on the Reuter Monitor Money Rates Service or such other source or service as the parties hereto have agreed in writing in accordance with the definition of "LIBOR." Each notice of conversion or continuation shall be given in writing not later than 1:00 p.m. (Eastern Time) on the Business Day immediately preceding the date of the conversion or continuation. LIBOR Loans may be converted or continued only on the last day of the applicable period of duration thereof. Notwithstanding the provisions of this Section 2.3(f), during a Default the Lender may notify the Borrower that Base Rate Loans may not be converted into LIBOR Loans and that LIBOR Loans may not be continued as LIBOR Loans.

                          (g)     If in any notice of conversion or
continuation given pursuant to paragraph (f) above the Borrower designates a period of duration for a LIBOR Loan which would otherwise end on a day which is not a Business Day, that period shall end on the next preceding Business Day. At all times the sum of (i) the principal amount of the Term Loans that are LIBOR Loans with a period of duration ending on or prior to the next following Principal Payment Date plus (ii) the principal amount of Term Loans that are Base Rate Loans shall be equal to or greater than the amount of principal payable by the Borrower on the next following Principal Payment Date. If necessary to comply with the immediately preceding sentence, the Borrower may designate a period of duration for a LIBOR Loan which is a Term Loan in a principal amount which is $5 million or a greater multiple thereof of less than one month, provided that the interest rate applicable thereto will be one-month LIBOR.

                 2.4      Evidence of the Loans.

                          (a)     The Loans made to the Borrower shall be
evidenced by this Agreement and by a loan account in the Borrower's name to be maintained by the Lender. All Loans shall be payable by the Borrower to the order of the Lender not later than the Termination Date.

                          (b)     The Lender's loan account shall reflect
appropriate notations evidencing the date, the amount and the maturity of each Loan and the date and amount of each payment of principal made by the Borrower with respect thereto. The loan account shall be conclusive evidence, absent manifest error, of the amount of the Loans, the interest accrued and payable thereon and all interest and principal payments made thereon. Any failure to record or any error therein shall in no way limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Loans.

                 2.5 Interest Rates and Payments. (a) Base Rate Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate as in effect from time to time. Interest on Base Rate Loans shall be payable monthly in arrears and, with respect to Revolving Credit Loans that are Base Rate Loans, on the last day of the Revolving Credit Period, and, with respect to Term Loans that are Base Rate Loans, on the applicable Principal Payment Date on which the principal amount thereof is payable. The Lender will notify the Borrower in writing, not later than ten days after the end of each month, of the amount of interest payable hereunder with respect to Base Rate Loans which notice will set forth in reasonable detail the calculation of such amount. The Borrower agrees that it shall pay each monthly installment of interest within five Business Days of the date on which it receives such notice.

                          (b)     LIBOR Loans shall bear interest on the
outstanding principal amount thereof, for the applicable duration thereof as selected by the Borrower in the notice of borrowing given pursuant to Section 2.2(a) or the notice of conversion or continuation given pursuant to Section 2.3(f), at a rate per annum equal to LIBOR for such period as in effect one Business Day before the beginning of the period plus .375 of 1%. Interest on LIBOR Loans shall be payable, and the Borrower agrees that it shall pay such interest without any requirement of notice from the Lender, with respect to the period of duration of each LIBOR Loan on the last day thereof, provided, however, that interest on a LIBOR Loan of six months duration shall be payable three months from the first day of such LIBOR Loan with respect to the three-month period then ending and again on the last day of such LIBOR Loan with respect to the three-month period then ending.

                          (c)     Overdue principal of and, to the extent
permitted by law, overdue interest on the Loans shall bear interest, payable on demand of the Lender, for each day until paid at a rate per annum equal to the Base Rate plus 2%.

                 2.6 Commitment Fee. During the Term of this Agreement, the Borrower shall pay to the Lender a commitment fee computed at a rate per annum equal to .125 of 1% on the unused amount of the Revolving Credit Commitment. Such commitment fee shall accrue daily from the date hereof to and including the Termination Date and shall be payable quarterly in arrears and on the Termination Date. The Lender will notify the Borrower, not later than ten days after the end of each March, June, September and December, of the amount of the commitment fee payable hereunder. The Borrower agrees that it shall pay the commitment fee within five Business Days of the date on which it receives such notice.

                 2.7 Reduction and Cancellation of the Commitment. (a) The Borrower shall have the right, after the first anniversary of the date of this Agreement, upon at least 90 days' prior written notice (which notice can be given up to 90 days prior to the first anniversary) to the Lender, to terminate or reduce the unused portion of the Revolving Credit Commitment. Any such reduction of the Revolving Credit Commitment shall be in the minimum amount of $500,000 or a greater multiple thereof (except that any such reduction may be in the full amount of the unused portion of the Revolving Credit Commitment), provided that the Revolving Credit Commitment shall not be reduced to an amount that is less than the principal amount of all Revolving Credit Loans at the time outstanding. The accrued commitment fee with respect to the terminated or reduced portion of the Revolving Credit Commitment shall be payable on the effective date of such reduction or termination.

                          (b)     The Revolving Credit Commitment shall
terminate on the Termination Date, and any Revolving Credit Loans then outstanding (together with accrued interest thereon) shall be repaid in full on such date.

                 2.8 General Provisions as to Payments. Subject to the provisions of Section 2.3(b), the Borrower shall make each payment of principal of, and interest on, the Loans and the Borrower shall make each payment of commitment fees hereunder on the date when due in funds immediately available in the account that the Lender shall designate. Whenever any payment of principal of, or interest on, the Loans or of commitment fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time at a rate per annum equal to the Base Rate.

                 2.9 Computation of Interest and Fees. Interest on Base Rate Loans and the commitment fee shall be computed for each day on the basis of a year of 365 or 366 days, as the case may be. Interest on each LIBOR Loan shall be computed for the applicable period of duration on the basis of a year of 360 days and the actual number of days elapsed.

                 2.10 No Deduction. All amounts payable by the Borrower under this Agreement are payable without deduction or set-off unless specifically agreed to by the Lender in writing.

                 2.11 Use of Proceeds. The proceeds of Loans will be employed by the Borrower for general corporate purposes including, without limitation, as working capital for the Borrower and its Subsidiaries.


                 SECTION 3.       CONDITIONS OF LENDING.

                 The obligation of the Lender to make each Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

                 3.1 All Loans. In the case of each Loan hereunder, including the initial Loan:

                          (a)     receipt by the Lender of a notice of
borrowing from the Borrower required by Section 2.2(a) hereof, except in the case of a deemed notice of borrowing in accordance with Section 2.2(c);

                          (b)     the fact that immediately after the making of
the Loan no Default or Event of Default shall have occurred and be continuing;
and

                          (c)     the fact that the representations and
warranties contained in this Agreement are true and correct on and as of the date of the Loan with the same force and effect as if made on and as of such date.

Each notice of borrowing and each borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in (b) and (c) above. If the Lender reasonably believes, acting in good faith, that the conditions set forth in (b) and (c) above cannot or would not be satisfied, the Lender will have no obligation to make the applicable Loan.

                 3.2 Initial Loan. In the case of the initial Loan receipt by the Lender of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each person who has signed this Agreement on behalf of the Borrower and who will, until replaced by other persons duly authorized for that purpose, act as the representatives of such

Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby.


                 SECTION 4.       REPRESENTATIONS AND WARRANTIES.

                 The Borrower hereby represents and warrants to the Lender that:

                 4.1 Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction in which failure to qualify would have a Material Adverse Effect. The Borrower is in compliance with its charter and bylaws and all other organizational or governing documents.

                 4.2 Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate power and have been duly authorized by all necessary corporate action.

                 4.3 Binding Effect. This Agreement constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

                 4.4 No Contravention. The Borrower's execution and delivery of, and performance of its obligations under, this Agreement do not, and consummation of the transactions contemplated hereby will not, result in:

                          (a)     a violation of or a conflict with any
provision of the charter, bylaws or any other organizational or governing document of the Borrower;

                          (b)     a material breach or default under any
provision of any contract, agreement, lease, commitment, license, franchise or permit to which the Borrower is a party or by which any property of the Borrower is bound;

                          (c)     a violation of any statute, rule, regulation,
ordinance, order, judgment, writ, injunction, decree or award of any judicial, administrative, governmental or other authority or of any arbitrator; or

                          (d)     an imposition on the business of the Borrower
or on any of its properties of any Lien.

                 4.5 Financial Statements. The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at December 31, 1993 and the related consolidated statement of earnings and shareholders' equity and consolidated statement of cash flows of Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young, certified public accountants, which are set forth in the Registration Statement, fairly present in conformity with Generally Accepted Accounting Principles, the Consolidated financial position of the Borrower and its Consolidated Subsidiaries at such dates and the Consolidated results of operations for the periods then ended.

                 4.6 Litigation. Except as disclosed in the Registration Statement, there is no action, suit, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any of their respective Properties an adverse decision in which could reasonably be expected to have a Material Adverse Effect.

                 4.7 Licenses and Authorizations. The Borrower and the Borrower's Subsidiaries have obtained all licenses, permits and certificates and all other approvals, orders, authorizations and consents and have made all declarations, filings and registrations which are necessary for the ownership by the Borrower and the Borrower's Subsidiaries of their respective Properties and for the conduct by the Borrower and the Borrower's Subsidiaries of their respective businesses, except for those, which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect. No approval of or filing with any Governmental Authority is or will be necessary for the valid execution, delivery or performance by the Borrower of this Agreement or for the performance by the Borrower of any of the terms or conditions hereof or thereof, except for such approvals as have been obtained.

                 4.8 No Default. None of the Borrower or the Borrower's Subsidiaries (i) is in breach or violation of any of the terms, covenants, conditions or provisions of any of its Obligations such as reasonably could be expected to have a Material Adverse Effect; or (ii) has done or omitted to do anything which, with the giving of notice or lapse of time, or both, would constitute a material default under any of its Obligations or reasonably could be expected to have a Material Adverse Effect.

                 4.9 No Event of Default. No Event of Default or other material event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing.

                 4.10 Adverse Change. There have been no material adverse changes in the financial condition, results of operations or business of the Borrower and its Subsidiaries taken as a whole since December 31, 1993.

                 4.11 Liens. The Borrower and the Borrower's Subsidiaries have good and marketable title to each of their respective Properties, free and clear of all material Liens, except for Liens, if any, now existing in the nature of those that are, or would be, permitted under Section 6.3 of this Agreement. The obligations of the Borrower under this Agreement rank at least pari passu to all other debt of the Borrower.

                 4.12     ERISA.

                          (a)     Schedule 4.12 attached to this Agreement (as
the schedule shall be modified from time to time pursuant to Section 5.7 hereof) sets forth a true and complete list of all ERISA Affiliates and of all Plans.

                          (b)     No ERISA Event or Events have occurred or
reasonably could be expected to occur which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                 4.13 Taxes. All federal, state and other income tax returns of the Borrower and each of the Borrower's Subsidiaries required by law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower and each of the Borrower's Subsidiaries and any of their respective Properties, income, profits and assets, which are due and payable, have been paid, except as permitted by Section 5.3.

                 4.14     Environmental Matters.

                          (a)     Except as set forth in subsection (b) below,
except as could not reasonably be expected to have a Material Adverse Effect (taking into account the probability of adverse determinations and, where applicable, the availability of contributions by other potentially responsible parties) and except for matters disclosed in the Registration Statement:

                               (i)         the Real Properties and all
         operations and facilities at the Real Properties are not contaminated by, and, to the best knowledge of the Borrower, have not previously been contaminated by, any Hazardous Materials in concentrations which constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

                              (ii)         the Real Properties and all
         operations and facilities at the Real Properties are in material compliance with all Environmental Laws, and there is no contamination at, under or about the Real Properties in concentrations that constitute a violation of any Environmental Law which reasonably could be expected to materially interfere with the continued operation of any of the Real Properties or any operations or facilities at the Real Properties;

                             (iii) neither the Borrower nor any of its Subsidiaries have received any notice of violation, alleged violation, noncompliance, liability or potential liability, or responsibility regarding compliance with or liability under Environmental Laws, nor, to the best knowledge of the Borrower, is any such notice being threatened;

                              (iv) no Hazardous Materials have been generated, treated, stored or disposed of, at, on or under any of the Real Properties during the period of ownership or operation thereof by the Borrower, or, to the best knowledge of the Borrower, any property formerly owned or leased by the Borrower or any of the Borrower's Subsidiaries, in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been transported or disposed of from any of the Real Properties or, to the best knowledge of the Borrower, any property formerly owned or leased by the Borrower or any of its Subsidiaries, to any other location in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law;

                               (v) there are no judicial proceedings or governmental or administrative actions pending or, to the best knowledge of the Borrower, threatened under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law against the Borrower or any of its Subsidiaries; and

                              (vi) there has been no Release or threat of Release of Hazardous Materials at or from any of the Real Properties or any facilities at the Real Properties, or arising from or related to operations in connection with the Real Properties, in violation of, or in amounts or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law.

                          (b)     To the best knowledge of the Borrower,
Schedule 4.14 sets forth the liabilities and potential liabilities of the Borrower and its Subsidiaries under Environmental Laws, the existence of which could have a material adverse effect on the financial condition or business of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement.

                 4.15 Labor Matters. There are no strikes or other labor disputes, grievances, charges or complaints with respect to any employee or group of employees pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of the Borrower's Subsidiaries which reasonably could be expected to have a Material Adverse Effect.

                 4.16 Completeness. None of the statements of the Borrower contained in this Agreement or in any certificate or written statement furnished by the Borrower to the Lender pursuant hereto when made (as limited or qualified in such documents) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Lender which reasonably could be expected to have a Material Adverse Effect.


                 SECTION 5.  AFFIRMATIVE COVENANTS.

                 So long as the Lender's commitment to make Loans hereunder shall be in effect or any amount payable hereunder remains unpaid, unless compliance shall have been waived in writing by the Lender, the Borrower agrees that:

                 5.1      Financial Statements.  The Borrower will:

                          (a)     as soon as available and in any event within
120 days after the end of each fiscal year of the Borrower, deliver to the Lender a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and a consolidated statements of earnings, shareholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all as filed with the Securities and Exchange Commission and audited by an accounting firm of nationally recognized standing, together with the report of the accountants thereon, which report shall include the unqualified opinion of such accountants, prepared in accordance with Generally Accepted Accounting Principles consistently applied;
                          (b)     as soon as available and in any event within
45 days after the end of each of the first three quarters of each fiscal year of the Borrower, deliver to the Lender a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of earnings, shareholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year; as filed with the Securities and Exchange Commission, prepared in accordance with Generally Accepted Accounting Principles;

                          (c)     simultaneously with the delivery of each set
of financial statements referred to in clauses (a) and (b) above, deliver to the Lender, a certificate of the Borrower signed by an authorized officer of the Borrower, (i) stating that, as of the date of such financial statements, the representations and warranties set forth in Article IV of this Agreement are true, correct and complete in all material respects as though made on and as of the date, and (ii) stating whether, to the best of his or her knowledge after due inquiry, there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iii) setting forth in reasonable detail a calculation of the Fixed Charge Coverage Ratio for the 12-month period then ending and the Leverage Ratio as of the applicable day;

                          (d)     deliver to the Lender copies of all financial
statements, reports and notices, if any, sent or distributed generally by the Borrower to its stockholders, promptly upon such distribution and of all proxy materials, registration statements, regular periodic reports (including interim reports filed on Form 8-K) which the Borrower has filed with the Securities and Exchange Commission, as soon as the same are available;

                          (e)     promptly upon the chief financial officer,
treasurer, or chief accounting officer of the Borrower, or any other officer of similar responsibility, becoming aware of the occurrence of any Default or Event of Default, a certificate of the Borrower, signed by chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

                          (f)     promptly upon the reasonable request of the
Lender, deliver to the Lender, any other information reasonably requested by the Lender.

                 5.2 Notices, Litigation, etc. The Borrower will promptly give written notice to the Lender of the following:

                 (a) Any significant litigation or other proceeding before any judicial, administrative or arbitral body to which the Borrower or any of its Subsidiaries is a party or any dispute which may exist between the Borrower or any of its Subsidiaries and any Governmental Authority which reasonably could be expected to have a Material Adverse Effect;

                 (b) Any significant work stoppage which reasonably could be expected to have a Material Adverse Effect; and

                 (c) The occurrence of any ERISA Event or Events (other than those of which the Borrower is given notice by the Lender in accordance with Section 4(h) of the Intercompany Services Agreement, of even date herewith between the Lender and the Borrower) which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect, together with a statement as to the reasons therefore and the action, if any, which the Borrower proposes to take with respect thereto.

                 5.3 Maintenance of Existence, etc. The Borrower will, and will cause its Subsidiaries to:

                          (a)     do or cause to be done all things necessary
to preserve and keep in full force and effect its or their existence and all rights, privileges and franchises currently existing other than those rights, privileges and franchises that the failure to have or maintain could not reasonably be expected to have a Material Adverse Effect;

                          (b)     comply with all material requirements of all
applicable laws, decrees, regulations and similar enactments and with all applicable judgments, injunctions and other orders and awards of judicial, administrative, governmental and other authorities and arbitrators the violation of which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect or unless they are being contested in good faith and, if appropriate, by legal proceedings;

                          (c)     maintain and preserve all of its or their
Properties in good working order and condition and maintain, preserve and replace all plant and equipment necessary in the proper conduct of its or their business; and

                          (d)     with respect to the business of the Borrower
and its Subsidiaries, taken as a whole, remain in, and continue to operate substantially in, the business being conducted by the Borrower and its Subsidiaries on the date of this Agreement.

                 5.4 Obligations and Taxes. The Borrower shall, and shall cause its Subsidiaries to, (i) pay or discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits before the same shall become in default, and (ii) pay all of their material liabilities and obligations when due and prior to the date on which penalties attach thereto, except, in each case with respect to clauses (i) and (ii), such as are being contested in good faith or which, if taken in the aggregate, reasonably could not be expected to have a Material Adverse Effect.

                 5.5 Books and Records. The Borrower shall, and shall cause its Subsidiaries to, (i) keep adequate records and books of account in which complete entries will be made in accordance with Generally Accepted Accounting Principles so that Consolidated financial statements can be prepared in accordance with Generally Accepted Accounting Principles and (ii) permit employees or agents of the Lender, at its risk and expense, during working hours, with reasonable advance notice to inspect their respective properties, and to examine the books, accounts and records relating to their financial condition.

                 5.6 Insurance. The Borrower shall, and shall cause its Subsidiaries to, (i) maintain and keep in full force and effect general business insurance in such amounts and against such risks as is customary for businesses similarly situated, with responsible insurance companies or, to the customary extent, self-insurance, including reasonable protection against loss of use and occupancy, and, (ii) furnish the Lender upon request with full information as to the insurance carried.

                 5.7      ERISA.

                          (a)     The Borrower shall promptly notify the Lender
in writing of (i) any changes in the information reported on Schedule 4.12 by delivering to the Lender an amended schedule making specific reference to
Section 4.12 and (ii) the occurrence of any ERISA Event not previously reported to the Lender.

                          (b)     The Borrower shall, and shall cause its ERISA
Affiliates to, make payment of contributions to the Plans required of them to meet the minimum funding standards set forth in ERISA and the Code within the time permitted by law, including any extensions, unless such payment is waived by an appropriate regulatory authority or is being contested in good faith by appropriate proceedings.

                 5.8 Environmental Compliance. The Borrower shall, and shall cause its Subsidiaries to:

                          (a)     use and operate all of its facilities and
properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith,

                          (b)     handle all Hazardous Materials in material
compliance with all applicable Environmental Laws, and

                          (c)     promptly address or respond and defend
against any actions and proceedings relating to compliance with Environmental Laws,

if the failure to do any of the foregoing reasonably could be expected to have a Material Adverse Effect.


                 SECTION 6.       NEGATIVE COVENANTS.

                 Until the later of the cancellation in full of the Lender's commitment to lend and the payment in full of all sums due from the Borrower pursuant to this Agreement, the Borrower covenants and agrees as follows:

                 6.1 Maximum Leverage Ratio. The Borrower shall not permit the ratio (the "Leverage Ratio") (stated as a percentage) of

                          (a)     Funded Debt to

                          (b)     the sum of Net Worth plus its Funded Debt
to exceed at any time 55%.

                 6.2 Minimum Fixed Charge Coverage Ratio. On and after the Closing Date, the Borrower shall not permit the ratio (the "Fixed Charge Coverage Ratio") of

                          (a)     the sum of

                            (i)        Earnings from Continuing Operations, plus

                           (ii)        Interest Expense, plus

                          (iii)        Depreciation and Amortization Expense,
                                       plus

                           (iv) Interest Portion of Operating Lease Rental Expense, to

                          (b)     Fixed Charges,

to be less than 4.0 to 1.0, all of the foregoing determined, commencing on December 31, 1994, for the preceding four quarters as of the last day of each fiscal quarter, on a Consolidated basis consistently applied.

                 6.3 Prohibition of Liens. The Borrower shall not, nor shall Borrower permit any of its Subsidiaries to create, assume or suffer to exist any Lien securing Debt on any Property now owned or hereafter acquired by it, except for:

                          (a)     any Lien existing on any asset of any
corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

                          (b)     any Lien on any asset securing Debt incurred
or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

                          (c)     any Lien on any asset of any corporation
existing at the time such corporation is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

                          (d)     any Lien existing on any asset prior to the
acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

                          (e)     any Lien arising out of the refinancing,
extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 6.3, provided that such Debt is not increased and is not secured by any additional assets; and

                          (f)     any Lien arising pursuant to any order of
attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings.

                 6.4 Prohibition of Sale-Leaseback Transactions. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, enter into a Sale-Leaseback Transaction unless:

                          (a)     the lease has a term of three years or less,
with no provision giving the lessee the absolute or conditional option to extend the term of the lease or to renew the lease; or

                          (b)     the Borrower or its Subsidiary under Section
6.3(b) could create a Lien on the applicable Property to secure Debt at least equal in amount to the Attributable Debt for the lease.

                 6.5 Mergers, Consolidations, etc. The Borrower shall not enter into any consolidation, merger or other combination with any other Person or sell, lease or otherwise transfer all or any substantial part of its assets to any other Person.

                 6.6 ERISA. Without the prior written consent of the Lender, which consent will not be unreasonably withheld, the Borrower shall not
(a) adopt any Plan not listed on Schedule 4.12 on the date of this Agreement (the "Original Schedule"), or (b) become subject to any obligation to contribute to any Plan not listed on the Original Schedule, or (c) materially increase its obligations under any Plan.


                 SECTION 7.       EVENTS OF DEFAULT.

                 If any one or more of the following events ("Events of Default") shall have occurred and be continuing:

                 (a) the Borrower shall fail to pay any interest on the Loans or any commitment fee, in each case, within 30 days of the date when due or the Borrower shall fail to pay any principal of the Loans when due; or

                 (b) any representation and warranty made by the Borrower herein or in any document or instrument delivered pursuant hereto shall prove to be incorrect or misleading in any material respect on the date when made or deemed to be made; or

                 (c) the Borrower shall fail to perform or observe any of the covenants contained in Sections 5.1(e), 5.2, 6.1, 6.2, 6.3 and 6.4 of this Agreement; or

                 (d) the Borrower shall fail to pay or otherwise default on any term, covenant or agreement contained herein (other than those specified in clauses (a), (b) or (c) above) for 30 days after written notice thereof has been given to such Borrower by the Lender; or

                 (e) the Borrower or any of its Subsidiaries shall (i) fail to pay any indebtedness (other than under this Agreement) with an aggregate principal amount in excess of $1,000,000 when due or to pay interest thereon and, with respect to interest, such failure shall continue for more than any applicable grace period, or (ii) fail to observe or perform any other term, covenant or agreement contained in any agreement, instrument, agreements, or instruments (other than this Agreement) by which it is bound evidencing, securing or relating to indebtedness in an aggregate principal amount in excess of $1,000,000, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligations; or

                 (f) the Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                 (g) an involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

                 (h) one or more judgments against the Borrower or any of its Subsidiaries, or attachments against the Property of either, the operation or result of which reasonably could be expected to have a Material Adverse Effect, remain unpaid, unstayed on appeal, not being appealed in good faith, undischarged, unbonded or undismissed for a period of 60 days; or

                 (i) any ERISA Event or Events shall occur and the aggregate amount of the liability of the Borrower and its ERISA Affiliates resulting therefrom reasonably could be expected to have a Material Adverse Effect; or

                 (j) the Borrower or any of its material Subsidiaries shall voluntarily suspend for more than 30 days the transaction of all or substantially all of its business (a shutdown due to strikes, labor disputes, government action, or action arising from acts of God are not to be deemed voluntary); or

                 (k) an Event of Default of the Borrower shall have occurred under the Cash Management Facility; or

                 (l) the Borrower shall cease to be either a Subsidiary of Martin Marietta Corporation (or a successor thereto resulting from merger or transfer of assets) or a Subsidiary of a Person of which Martin Marietta Corporation (or such successor) is a Subsidiary;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (f) or (g) above, the Revolving Credit Commitment shall thereupon automatically be terminated and the principal of and accrued interest on the Loans shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Lender may, by notice in writing to the Borrower, terminate the Revolving Credit Commitment and declare the Loans and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable.


                 SECTION 8.       MISCELLANEOUS.

                 8.1 Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or from the parties hereto shall be made by personal delivery, mail or telecopy and shall be effective upon receipt by such party. Any such notice, request, demand or communication shall be delivered or addressed as follows:


               (i)        if to the Borrower, to it at:

                          Martin Marietta Materials, Inc.
                          2710 Wycliff Road
                          Raleigh, North Carolina  27607
                            Attention:  Treasurer
                            Telephone:  919-781-4550
                            Telecopy:  919-783-4552

              (ii)        if to the Lender, to it at:

                          Martin Marietta Technologies, Inc.
                          6801 Rockledge Drive
                          Bethesda, Maryland  20817
                            Attention:  Treasurer
                            Telephone:  301-897-6453
                            Telecopy:  301-897-6929

or at such other address or telex number or telecopy number as any party hereto may designate by written notice to the other party hereto.

                 8.2      Amendments and Waivers; Cumulative Remedies.

                          (a)     None of the terms of this Agreement may be
waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Lender; and

                          (b)     No failure or delay on the part of the Lender
in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided and contemplated by this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

                 8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lender and their respective successors and assigns, provided that the Borrower may not assign its rights and obligations hereunder without the prior written consent of the Lender. The Lender shall notify the Borrower in writing promptly upon any assignment by the Lender of its rights and obligations hereunder, including any such assignment to Martin Marietta Corporation or any other Subsidiary thereof.

                 8.4      Expenses and Withholding.

                          (a) The Borrower shall pay all out-of-pocket expenses
of the Lender in connection with the preparation and administration of this Agreement and, if there is an Event of Default, all out-of-pocket expenses incurred by the Lender (including reasonable fees and disbursements of counsel and reasonable time charges of lawyers who may be employees of the Lender) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

                          (b)     All payments to be made by or on behalf of
the Borrower under or in connection with this Agreement are to be made without deduction or withholding for or on account of any Tax. If any Tax is deducted or withheld from any payment, the Borrower shall promptly remit to the Lender, the equivalent of the amount so deducted or withheld together with relevant receipts, if available, addressed to the Lender. If the Borrower is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest payable under this Agreement shall be increased to such rates as are necessary to yield and remit to the Lender the principal sum advanced together with interest at the rates specified in this Agreement after provision for payment of such Tax. The Borrower shall from time to time at the request of the Lender execute and deliver any and all further instruments necessary or advisable to give full force and effect to such increase in the rates of interest as are necessary to yield to the Lender interest at the specified rates. The Borrower shall also indemnify the Lender in respect of any claim or loss which it may suffer as a result of the delay or failure of the Borrower to make any such payment including penalties relating thereto or interest thereon.

                 8.5 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 8.6 Headings; Table of Contents. The section and subsection headings used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

                 8.7      Governing Law; Arbitration.

                          (a)     This Agreement shall be construed in
accordance with and governed by the laws of the State of Maryland, without reference to the conflict of law provisions of such laws.

                          (b)     The Borrower (i) hereby irrevocably submits
to the jurisdiction of the courts of the State of Maryland over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) hereby agrees with the Lender that the courts of the State of Maryland will have exclusive jurisdiction over any such suits, actions or proceedings. Final judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction by suit upon such judgment provided that service of process is effected as permitted by applicable law.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                              MARTIN MARIETTA
                                                TECHNOLOGIES, INC.


                                              By:/s/ JANET L. McGREGOR
                                                 ---------------------------
                                                 Janet L. McGregor
                                                 Treasurer


                                              MARTIN MARIETTA MATERIALS, INC.


                                              By:/s/ STEPHEN P. ZELNAK, JR.
                                                 ---------------------------
                                                 Stephen P. Zelnak, Jr.
                                                 President

                                AMENDMENT NO. 1
                    TO AMENDED AND RESTATED CREDIT AGREEMENT


AMENDMENT NO. 1, dated as of January 31, 1995 (this "Amendment"), to the Amended and Restated Credit Agreement, dated as of January 2, 1995 (the "Credit Agreement"), between Martin Marietta Materials, Inc., a North Carolina corporation (the "Borrower"), and Martin Marietta Technologies, Inc., a Maryland corporation (the "Lender").

WHEREAS, the Borrower has requested that certain amendments be made to the Credit Agreement, and the Lender has agreed to make such amendments;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree, intending to be legally bound, as follows:

1. Section 1.1 of the Credit Agreement is amended by deleting the definition of "Term Loan Commitment Termination Date" and inserting the following in its place:

      "Term Loan Commitment Termination Date" means March 31, 1995."

2. To induce the Lender to enter into this Agreement, the Borrower agrees to pay to the Lender a commitment fee, at a rate per annum equal to .125 of 1% on any undrawn portion of the Lender's commitment to make Term Loans pursuant to
Section 2.1(a) of the Credit Agreement. That commitment fee will accrue daily from February 1, 1995, to including the Term Loan Commitment Termination Date and will be payable in arrears on the Term Loan Commitment Termination Date, provided that the Lender will have confirmed to the Borrower in writing the amount of the commitment fee owed.

Except as expressly amended hereby, no other changes, additions, or deletions are intended to be made, and the Credit Agreement remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                             MARTIN MARIETTA TECHNOLOGIES, INC.



                                             By:  /s/ Janet L. McGregor
                                                  ------------------------------
                                                  Janet L. McGregor
                                                  Treasurer


                                             MARTIN MARIETTA MATERIALS, INC.



                                             By:  /s/ Janice K. Henry
                                                  ------------------------------
                                                  Janice K. Henry
                                                  Vice President and Chief
                                                     Financial Officer

                                AMENDMENT NO. 2
                    TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 2, dated as of March 31, 1995 (this "Amendment"), to the Amended and Restated Credit Agreement, dated as of January 2, 1995, as amended by amendment No. 1 dated as of January 31, 1995 (the "Credit Agreement"), between Martin Marietta Materials, Inc., a North Carolina corporation (the "Borrower"), and Martin Marietta Technologies, Inc., a Maryland corporation (the "Lender").

WHEREAS, the Borrower has requested that certain amendments be made to the Credit Agreement, and the Lender has agreed to make such amendments;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree, intending to be legally bound, as follows:

      1. Section 1.1 of the Credit Agreement is amended by deleting the definition of "Term Loan Commitment Termination Date" and inserting the following in its place:

           "Term Loan Commitment Termination Date" means June 30, 1995."

      2. To induce the Lender to enter into this Agreement, the Borrower agrees to pay to the Lender a commitment fee, at a rate per annum equal to .125 of 1% on any undrawn portion of the Lender's commitment to make Term Loans pursuant to Section 2.1(a) of the Credit Agreement. That commitment fee will accrue daily from April 1, 1995, to and including the Term Loan Commitment Termination Date and will be payable in arrears on the Term Loan Commitment Termination Date, provided that the Lender will have confirmed to the Borrower in writing the amount of the commitment fee owed.

Except as expressly amended hereby, no other changes, additions, or deletions are intended to be made, and the Credit Agreement remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                         MARTIN MARIETTA TECHNOLOGIES, INC.



                                         By:  /s/ Janet L. McGregor
                                              -------------------------------
                                              Janet L. McGregor
                                              Treasurer


                                         MARTIN MARIETTA MATERIALS, INC.



                                         By:  /s/ Janice K. Henry
                                              -------------------------------
                                              Janice K. Henry
                                              Vice President and Chief
                                                 Financial Officer

            AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT



     AMENDMENT NO. 3 dated as of March 14, 1996 (this "Amendment"), to the Amended and Restated Credit Agreement, dated as of January 2, 1995, as amended by Amendment No. 1 dated as of January 31, 1995, and Amendment No. 2 dated as of March 31, 1995 (the "Credit Agreement"), between Martin Marietta Materials, Inc., a North Carolina corporation (the "Borrower"), and Lockheed Martin Corporation, as successor to Martin Marietta Technologies, Inc., a Maryland corporation (the "Lender").

     WHEREAS, the Borrower has requested that certain amendments be made to the Credit Agreement, and the Lender has agreed to make such amendments.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree, intending to be legally bound, as follows:

     (1)  Section 1.1 of the Credit Agreement is amended as follows:

            ""LIBOR Margin" means the percentage determined by reference to the highest current rating of senior unsecured long-term debt of the Borrower by a Rating Agency, as specified on Schedule I hereto.

            "Rating Agency" means Standard & Poor's Corporation, Moody's Investors Service, Inc. or other nationally recognized statistical rating organization.

            "Revolving Credit Commitment" means $55 million as such amount may be reduced from time to time pursuant to Section 2.7 hereof."

     (2) Section 2.1(d) is amended to add a new fourth sentence to read as follows:

            "The commitment of the Lender to make Revolving Credit loans to the Borrower set forth in Section 2.1(b) may be canceled by the Lender at any time by giving the Borrower not less than 120 days' prior written notice of cancellation of the Revolving Credit Commitment."


     (3) The first sentence of Section 2.5(b) of the Credit Agreement is amended to read in full as follows:

            "LIBOR loans shall bear interest on the outstanding principal amount thereof, for the applicable duration thereof as selected by the Borrower in the notice of borrowing given pursuant to Section 2.2(a) or the notice of conversion or continuation given pursuant to Section 2.3(f), at a rate per annum equal to LIBOR for such period as in effect one Business Day before the beginning of the period plus the LIBOR Margin. Any change in the LIBOR Margin, as applicable, shall become effective on the day on which the Rating Agency shall publicly announce a change in such rating."

      (4)  A new Schedule I is added to read in full as follows:

                                   SCHEDULE I

                        MARTIN MARIETTA MATERIALS, INC.
                                PRICING SCHEDULE

            The LIBOR Margin shall be as specified below (in basis points per annum).


- --------------------------------------------------------------------------------------------
                                  LEVEL 1              LEVEL 2               LEVEL 3
- --------------------------------------------------------------------------------------------
                                                    If Borrower is
                              If Borrower is        rated BBB+ or        If Borrower is
Basis for Pricing           rated A- or better    better by S & P or    rated BBB or better
                             by S & P or A3 or     Baa1 or better by    by S & P or Baa2 or
                             better by Moody's          Moody's          better by Moody's
- --------------------------------------------------------------------------------------------
   LIBOR plus             25.00                 35.00                 40.00
- --------------------------------------------------------------------------------------------

     (5) The amendments contained in this Amendment shall be effective as of March 1, 1996.

     Except as expressly amended hereby, no other changes, additions or deletions are intended to be made, and the Credit Agreement remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

                                      LOCKHEED MARTIN CORPORATION


                                      /s/ Janet L. McGregor
                                      -----------------------------------------
                                      Janet L. McGregor
                                      Vice President and Assistant Treasurer

                                      MARTIN MARIETTA MATERIALS, INC.


                                      /s/ Janice K. Henry
                                      -----------------------------------------
                                      Janice K. Henry
                                      Vice President and Chief Financial Officer

            AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT



     AMENDMENT NO. 4, dated as of July 22, 1996 (this "Amendment"), to the Amended and Restated Credit Agreement, dated as of January 2, 1995, as amended by Amendment No. 1 dated as of January 31, 1995, Amendment No. 2 dated as of March 31, 1995, and Amendment No. 3 dated as of March 14, 1996 (the "Credit Agreement"), between Martin Marietta Materials, Inc., a North Carolina corporation (the "Borrower"), and Lockheed Martin Corporation, as successor to Martin Marietta Technologies, Inc., a Maryland corporation (the "Lender").

     WHEREAS, the Lender expects to commence an exchange offer pursuant to which it is offering holders of shares of the Lender's common stock an opportunity to exchange their shares of the Lender's common stock for shares of common stock of the Borrower (the "Exchange Offer");

     WHEREAS, in the event that, upon consummation of the Exchange Offer, the Lender continues to own shares of common stock of the Borrower, the Lender intends to distribute those shares of common stock of the Borrower to the remaining stockholders of the Lender such that, upon consummation of the distribution, the Lender no longer will own any shares of common stock of the Borrower;

     WHEREAS, the Borrower desires that the Credit Agreement terminate subsequent to the consummation of the Exchange Offer, and the Lender has agreed to such termination.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree, intending to be legally bound, as follows:

     (1)  Section 1.1 of the Credit Agreement is amended as follows:

               ""Principal Payment Date" means December 31, 1996, unless otherwise extended by mutual agreement of the parties hereto, provided that if any Principal Payment Date would otherwise fall on a day that is not a Business Day, that Principal Payment Date will be the immediately preceding Business Day.

               "Revolving Credit Period" means the period commencing on the date of the Original Credit Agreement and ending on December 31, 1996, unless otherwise extended by mutual agreement of the parties hereto.

               "Termination Date" means December 31, 1996, unless otherwise extended by mutual agreement of the parties hereto."

     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

                                      LOCKHEED MARTIN CORPORATION


                                      /s/ Walter Skowronski
                                      ------------------------------------------
                                      Walter Skowronski



                                      MARTIN MARIETTA MATERIALS, INC.



                                      /s/ Janice K. Henry
                                      ------------------------------------------
                                      Janice K. Henry
                                      Vice President and Chief Financial Officer